TYSON FOODS REPORTS THIRD QUARTER 2021 RESULTS
Generates Increased Sales, Volume Growth and Strong Operating Results
Springdale, Arkansas – August 9, 2021 – Tyson Foods, Inc. (NYSE: TSN), one of the world’s largest food companies and a recognized leader in protein with leading brands including Tyson, Jimmy Dean, Hillshire Farm, Ball Park, Wright, Aidells, ibp and State Fair, today reported the following results:

(in millions, except per share data)	Third Quarter		Nine Months Ended
	2021	2020 [1]	2021	2020 [1]
Sales	$12,478	$10,022	$34,238	$31,725
Operating Income	1,062	773	2,487	2,046

Net Income	753	526	1,702	1,414
Less: Net Income Attributable to Noncontrolling Interests	4	—	10	7
Net Income Attributable to Tyson	$749	$526	$1,692	$1,407

Net Income Per Share Attributable to Tyson	$2.05	$1.44	$4.63	$3.85

Adjusted[2] Operating Income	$1,372	$758	$3,136	$2,099

Adjusted[2] Net Income Per Share Attributable to Tyson	$2.70	$1.40	$5.98	$3.72
1 Certain items for the third quarter and nine months of fiscal 2020 have been revised as described in Part I, Item 1. Notes to Consolidated Condensed Financial Statements in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2021.
2 The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Adjusted operating income and adjusted net income per share attributable to Tyson (Adjusted EPS) are non-GAAP financial measures. Refer to the end of this release for an explanation and reconciliation of these and other non-GAAP financial measures used in this release to comparable GAAP measures.
First Nine Months Highlights
•GAAP EPS of $4.63, up 20% from prior year; Adjusted EPS of $5.98, up 61% from prior year
•GAAP operating income of $2,487 million, up 22% from prior year; Adjusted operating income of $3,136 million, up 49% from prior year
•Total Company GAAP operating margin of 7.3%; Adjusted operating margin of 9.0%
•Generated approximately $2.7 billion of operating cash flows
•Results impacted by approximately $270 million of direct incremental expenses related to COVID-19
•Reduced total debt by approximately $1 billion
Third Quarter Highlights
•GAAP EPS of $2.05, up 42% from prior year; Adjusted EPS of $2.70, up 93% from prior year
•GAAP operating income of $1,062 million, up 37% from prior year; Adjusted operating income of $1,372 million, up 81% from prior year
•Total Company GAAP operating margin of 8.5%; Adjusted operating margin of 10.8%
•Liquidity of $3.4 billion at July 3, 2021
•Entered into an agreement to sell our Pet Treats business for $1.2 billion; closed in the fourth quarter of fiscal 2021
•Team member safety remains top priority; requiring vaccination for U.S. team members; nearly 50% vaccinated so far

“We delivered a strong performance in a strong protein market,” said Tyson Foods President & CEO Donnie King. “With trusted brands that met strong consumer demand, we have delivered 12 consecutive quarters of share gains in core business lines at retail. Our foodservice volume improved as the restaurant industry began to reopen and recover. Our beef business increased production to meet strong U.S. and international demand for higher-quality products. And we continued to build financial strength, reducing our debt and investing in future growth by laying out plans to expand our business, both to address capacity constraints and meet growing demand.”

SEGMENT RESULTS (in millions)

Sales
(for the third quarter ended July 3, 2021, and June 27, 2020)
	Third Quarter				Nine Months Ended
			Volume	Avg. Price			Volume	Avg. Price
	2021	2020 [1]	Change	Change [3]	2021	2020 [1]	Change	Change [3]
Beef	$4,954	$3,653	24.0%	11.6%	$12,987	$11,470	6.6%	6.6%
Pork	1,715	1,115	14.5%	39.3%	4,631	3,760	2.9%	20.3%
Chicken	3,476	3,112	3.3%	15.6%	9,860	9,801	(2.4)%	8.5%
Prepared Foods	2,323	2,035	4.5%	9.7%	6,600	6,255	(3.0)%	8.5%
International/Other	488	402	1.8%	19.6%	1,444	1,365	(1.5)%	7.3%
Intersegment Sales	(478)	(295)	n/a	n/a	(1,284)	(926)	n/a	n/a
Total	$12,478	$10,022	9.7%	17.1%	$34,238	$31,725	0.1%	9.5%

Operating Income (Loss)
(for the third quarter ended July 3, 2021, and June 27, 2020)
	Third Quarter				Nine Months Ended
			Operating Margin				Operating Margin
	2021	2020 [1]	2021	2020 [1]	2021	2020 [1]	2021 [3]	2020 [1]
Beef	$1,120	$649	22.6%	17.8%	$2,093	$1,114	16.1%	9.7%
Pork	67	107	3.9%	9.6%	250	391	5.4%	10.4%
Chicken	(279)	(120)	(8.0)%	(3.9)%	(489)	36	(5.0)%	0.4%
Prepared Foods	150	145	6.5%	7.1%	633	494	9.6%	7.9%
International/Other	4	(8)	n/a	n/a	—	11	n/a	n/a
Total	$1,062	$773	8.5%	7.7%	$2,487	$2,046	7.3%	6.4%

ADJUSTED SEGMENT RESULTS (in millions)

Adjusted Operating Income (Loss) (Non-GAAP)
(for the third quarter ended July 3, 2021, and June 27, 2020)
	Third Quarter				Nine Months Ended
			Adjusted Operating Margin (Non-GAAP)				Adjusted Operating Margin (Non-GAAP)
	2021	2020 [1]	2021	2020 [1]	2021	2020 [1]	2021 [3]	2020 [1]
Beef	$1,120	$634	22.6%	17.4%	$2,093	$1,120	16.1%	9.8%
Pork	67	107	3.9%	9.6%	250	393	5.4%	10.5%
Chicken	27	(120)	0.7%	(3.9)%	137	57	1.3%	0.6%
Prepared Foods	150	145	6.5%	7.1%	633	516	9.6%	8.2%
International/Other	8	(8)	n/a	n/a	23	13	n/a	n/a
Total	$1,372	$758	10.8%	7.6%	$3,136	$2,099	9.0%	6.6%
3 Average Price Change and Adjusted Operating Margin for the Chicken Segment and Total Company excludes $225 million and $545 million for the three and nine months ended July 3, 2021, respectively, of legal contingency accruals recognized as a reduction to Sales.
COVID-19 EXPENSES
We incurred direct incremental expenses associated with the impact of COVID-19 totaling approximately $55 million and $270 million for the third quarter and first nine months of fiscal 2021, respectively. These direct incremental expenses primarily included team member costs associated with worker health and availability including direct costs for personal protection equipment, production facility sanitization, COVID-19 testing, donations, product downgrades, rendered product and certain professional fees, partially offset by CARES Act credits. Other indirect costs associated with COVID-19 are not reflected in this amount, including costs associated with raw materials, distribution and transportation, plant underutilization and reconfiguration, premiums paid to cattle producers and pricing discounts.

SUMMARY OF SEGMENT RESULTS
Beef
Sales volume increased during the third quarter of fiscal 2021 due to strong global demand and reduced production inefficiencies associated with COVID-19 compared to the third quarter of fiscal 2020. Sales volume increased for the first nine months of fiscal 2021 due to strong global demand and increased cattle processed in the third quarter of fiscal 2021 as compared to fiscal 2020, partially offset by the impacts associated with severe weather in the second quarter of fiscal 2021 and a challenging labor environment. Additionally, sales volume for the first nine months of fiscal 2021 was impacted by a fire, which caused the temporary closure of a production facility for the majority of the first quarter of fiscal 2020. Average sales price increased in the third quarter and first nine months of fiscal 2021 as demand for our beef products remained strong. Operating income increased in the third quarter and first nine months of fiscal 2021 due to strong demand as we continued to optimize revenues relative to live cattle supply, partially offset by production inefficiencies and a net increase in direct incremental expenses related to COVID-19 in the first nine months of fiscal 2021. Additionally, operating income in the first nine months of fiscal 2021 was impacted by a cattle supplier's misappropriation of Company funds, which resulted in a $55 million gain related to the recovery of cattle inventory as compared to a $56 million loss recognized in the first nine months of fiscal 2020.
Pork
Sales volume increased during the third quarter of fiscal 2021 due to strong global demand and reduced production inefficiencies associated with COVID-19 compared to the third quarter of fiscal 2020. Sales volume increased for the first nine months of fiscal 2021 due to strong global demand and increased live hogs processed in the third quarter of fiscal 2021 as compared to fiscal 2020, partially offset by the impacts of a challenging labor environment. Average sales price increased in the third quarter and first nine months of fiscal 2021 due to strong demand. Operating income decreased in the third quarter and first nine months of fiscal 2021 primarily due to lower hog supplies relative to industry capacity as well as production inefficiencies related to COVID-19 and a challenging labor environment, partially offset by a reduction in direct incremental expenses related to COVID-19 in the third quarter of fiscal 2021 as compared to fiscal 2020. Additionally, operating income in the third quarter and first nine months of fiscal 2021 was impacted by approximately $45 million and $115 million, respectively, of incremental net derivative losses as compared to the third quarter and first nine months of fiscal 2020.
Chicken
Sales volume increased during the third quarter of fiscal 2021 primarily due to increased demand in the foodservice channel and reduced production inefficiencies associated with COVID-19 compared to the third quarter of fiscal 2020. Sales volume decreased during the first nine months of fiscal 2021 from the impact of lower production throughput associated with COVID-19, disruptions due to severe weather in the second quarter of fiscal 2021, decline in hatch rate and a challenging labor environment, partially offset by increased demand. Average sales price increased in the third quarter and first nine months of fiscal 2021 due to favorable sales mix and inflationary market conditions. Operating loss increased during the third quarter of fiscal 2021 primarily due to a $306 million loss from the recognition of legal contingency accruals and $270 million of higher feed ingredient costs, partially offset by $125 million of incremental net derivative gains as compared to the third quarter of fiscal 2020. Operating income decreased during the first nine months of fiscal 2021 primarily due to a $626 million loss from the recognition of legal contingency accruals, $410 million of higher feed ingredient costs as compared to fiscal 2020, production inefficiencies related to COVID-19, decline in hatch rate and disruptions due to severe weather, partially offset by reduced direct incremental expense associated with COVID-19 and $235 million of incremental net derivative gains as compared to the first nine months of fiscal 2020.
Prepared Foods
Sales volume increased during the third quarter of fiscal 2021 primarily due to increased demand in the foodservice channel and sustained retail demand as well as reduced production throughput disruptions associated with COVID-19 compared to the third quarter of fiscal 2020. Sales volume decreased during the first nine months of fiscal 2021 driven by reduced foodservice demand in the first half of fiscal 2021, lower production throughput partially associated with a challenging labor and supply environment and the impact of severe weather in the second quarter of fiscal 2021, partially offset by strong demand in the retail sales channel. Average sales price increased in the third quarter and first nine months of fiscal 2021 due to favorable product mix and the passthrough of increased raw material costs. Operating income increased slightly in the third quarter of fiscal 2021 primarily due to favorable pricing and product mix and the reduction of direct incremental expenses related to COVID-19 compared to the third quarter of fiscal 2020, which was offset by $160 million of increased raw materials costs as compared to the third quarter of fiscal 2020. Operating income increased during the first nine months of fiscal 2021 due to lower commercial spend as well as favorable pricing and product mix partially offset by increased operating costs, including a $265 million increase in raw material costs during the first nine months of fiscal 2021, as well as production inefficiencies due in part to the impact of a challenging labor and supply environment along with the impact of severe weather in the second quarter of fiscal 2021. Additionally, operating income in the third quarter and first nine months of fiscal 2021 was impacted by $15 million and $60 million, respectively, of incremental net derivative gains as compared to the third quarter and first nine months of fiscal 2020.

OUTLOOK
For fiscal 2021, the United States Department of Agriculture (“USDA”) indicates domestic protein production (beef, pork, chicken and turkey) to increase less than 1% compared to fiscal 2020 levels. The following is a summary of the outlook for each of our segments, as well as an outlook for revenues, capital expenditures, net interest expense, liquidity and tax rate for the remainder of fiscal 2021. On an adjusted basis, we anticipate Prepared Foods results in fiscal 2021 to be similar to fiscal 2020, and Pork results will likely be lower in fiscal 2021 as compared to fiscal 2020. At current grain prices, we believe Chicken results will likely be lower in fiscal 2021 as compared to fiscal 2020, and because of stronger than expected performance in beef and current market conditions, we expect Beef to deliver improved fiscal 2021 results as compared to fiscal 2020.4

COVID-19
We continue to proactively manage the Company and its operations through this global pandemic. Given the nature of our business, demand for food and protein may continue to shift amongst sales channels and experience disruptions, but over time we expect worldwide demand to continue to increase. We are experiencing multiple challenges related to the pandemic. These challenges are anticipated to continue to increase our operating costs in fiscal 2021. We cannot currently predict the ultimate impact that COVID-19 will have on our short- and long-term demand, as it will depend on, among other things, the severity and duration of the COVID-19 pandemic. Our liquidity is expected to be adequate to continue to run our operations and meet our obligations as they become due. For fiscal 2021, we estimate that we will incur approximately $325 million of direct incremental expenses associated with the impact of COVID-19; however, some of these incremental expenses may become permanent over time.
Beef
USDA projects domestic production will increase approximately 3% in fiscal 2021 as compared to fiscal 2020.
Pork
USDA projects domestic production will be relatively flat in fiscal 2021as compared to fiscal 2020.
Chicken
USDA projects chicken production will decrease less than 1% in fiscal 2021 as compared to fiscal 2020.
Prepared Foods
We will continue to be responsive to an accelerating inflationary environment, rising raw material costs and changes in consumer behavior as a result of the impacts of COVID-19.
International/Other
We expect improved results from our foreign operations in fiscal 2021.
Revenue
We expect sales to approximate $46 billion to $47 billion in fiscal 2021.
Capital Expenditures
We expect capital expenditures of approximately $1.3 billion for fiscal 2021. Capital expenditures include spending for capacity expansion, growth, safety, animal well-being, infrastructure replacements and upgrades, and operational improvements that are expected to result in increased capacity, production and labor efficiencies, yield improvements and sales channel flexibility.
Net Interest Expense
We expect net interest expense to approximate $420 million for fiscal 2021.
Liquidity
We expect total liquidity, which was approximately $3.4 billion at July 3, 2021, to remain above our minimum liquidity target of $1.0 billion.
Tax Rate
We currently expect our adjusted effective tax rate to be around 22.5% in fiscal 2021.
4 The Company is not able to reconcile its full-year fiscal 2021 adjusted results to its fiscal 2021 projected GAAP results because certain information necessary to calculate such measure on a GAAP basis is unavailable or dependent on the timing of future events outside of our control. Therefore, because of the uncertainty and variability of the nature of the amount of future adjustments, which could be significant, the Company is unable to provide a reconciliation of this measure without unreasonable effort. Adjusted measures should not be considered a substitute for operating margin or any other measures of financial performance reported in accordance with GAAP. Investors should rely primarily on the Company’s GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	July 3, 2021	June 27, 2020 [1]	July 3, 2021	June 27, 2020 [1]
Sales	$12,478	$10,022	$34,238	$31,725
Cost of Sales	10,858	8,709	30,188	27,951
Gross Profit	1,620	1,313	4,050	3,774

Selling, General and Administrative	558	540	1,563	1,728
Operating Income	1,062	773	2,487	2,046
Other (Income) Expense:
Interest income	(2)	(3)	(6)	(9)
Interest expense	105	122	325	361
Other, net	(7)	(11)	(38)	(133)
Total Other (Income) Expense	96	108	281	219
Income before Income Taxes	966	665	2,206	1,827
Income Tax Expense	213	139	504	413
Net Income	753	526	1,702	1,414
Less: Net Income Attributable to Noncontrolling Interests	4	—	10	7
Net Income Attributable to Tyson	$749	$526	$1,692	$1,407
Weighted Average Shares Outstanding:
Class A Basic	293	292	293	293
Class B Basic	70	70	70	70
Diluted	366	364	365	366
Net Income Per Share Attributable to Tyson:
Class A Basic	$2.11	$1.48	$4.76	$3.96
Class B Basic	$1.89	$1.33	$4.27	$3.55
Diluted	$2.05	$1.44	$4.63	$3.85
Dividends Declared Per Share:
Class A	$0.445	$0.420	$1.360	$1.305
Class B	$0.400	$0.378	$1.224	$1.175

Sales Growth	24.5%		7.9%
Margins: (Percent of Sales)
Gross Profit	13.0%	13.1%	11.8%	11.9%
Operating Income	8.5%	7.7%	7.3%	6.4%
Net Income Attributable to Tyson	6.0%	5.2%	4.9%	4.4%
Effective Tax Rate	22.1%	20.9%	22.9%	22.6%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	July 3, 2021	October 3, 2020 [1]
Assets
Current Assets:
Cash and cash equivalents	$1,613	$1,420
Accounts receivable, net	2,324	1,952
Inventories	4,262	3,859
Other current assets	1,009	367
Total Current Assets	9,208	7,598
Net Property, Plant and Equipment	7,725	7,596
Goodwill	10,554	10,899
Intangible Assets, net	6,587	6,774
Other Assets	1,589	1,589
Total Assets	$35,663	$34,456

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$1,566	$548
Accounts payable	1,950	1,876
Other current liabilities	2,668	1,810
Total Current Liabilities	6,184	4,234
Long-Term Debt	8,786	10,791
Deferred Income Taxes	2,308	2,317
Other Liabilities	1,692	1,728

Total Tyson Shareholders’ Equity	16,561	15,254
Noncontrolling Interests	132	132
Total Shareholders’ Equity	16,693	15,386

Total Liabilities and Shareholders’ Equity	$35,663	$34,456

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	July 3, 2021	June 27, 2020 [1]
Cash Flows From Operating Activities:
Net income	$1,702	$1,414
Depreciation and amortization	906	876
Deferred income taxes	(3)	12
Other, net	72	(7)
Net changes in operating assets and liabilities	(21)	413
Cash Provided by Operating Activities	2,656	2,708

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(859)	(907)
Purchases of marketable securities	(57)	(59)
Proceeds from sale of marketable securities	55	41
Proceeds from sale of business	—	29
Acquisition of equity investments	(44)	(183)
Other, net	122	(64)
Cash Used for Investing Activities	(783)	(1,143)

Cash Flows From Financing Activities:
Proceeds from issuance of debt	573	1,589
Payments on debt	(1,608)	(485)
Borrowings on revolving credit facility	—	1,210
Payments on revolving credit facility	—	(1,280)
Proceeds from issuance of commercial paper	—	14,318
Repayments of commercial paper	—	(15,317)
Purchases of Tyson Class A common stock	(50)	(200)
Dividends	(477)	(451)
Stock options exercised	33	29
Other, net	(13)	(7)
Cash Used for Financing Activities	(1,542)	(594)
Effect of Exchange Rate Changes on Cash	11	(8)
Increase in Cash and Cash Equivalents and Restricted Cash	342	963
Cash and Cash Equivalents and Restricted Cash at Beginning of Year	1,466	484
Cash and Cash Equivalents and Restricted Cash at End of Period	1,808	1,447
Less: Restricted Cash at End of Period	195	82
Cash and Cash Equivalents at End of Period	$1,613	$1,365

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	Nine Months Ended		Fiscal Year Ended	Twelve Months Ended
	July 3, 2021	June 27, 2020 [1]	October 3, 2020 [1]	July 3, 2021

Net income	$1,702	$1,414	$2,071	$2,359
Less: Interest income	(6)	(9)	(10)	(7)
Add: Interest expense	325	361	485	449
Add: Income tax expense	504	413	593	684
Add: Depreciation	697	662	900	935
Add: Amortization [5]	198	204	278	272
EBITDA	$3,420	$3,045	$4,317	$4,692

Adjustments to EBITDA:
Add: China plant relocation charge [6]	$23	$—	$—	$23
Add: Legal contingency accruals [7]	626	—	—	626
Add: Restructuring and related charges	—	52	75	23
Add/(Less): Beef production facility fire costs, net of insurance proceeds	(6)	1	1	(6)
Less: Gain from pension plan terminations	—	(116)	(116)	—
Less: Impact of additional week in fiscal 2020	—	—	(96)	(96)
Total Adjusted EBITDA	$4,063	$2,982	$4,181	$5,262

Total gross debt			$11,339	$10,352
Less: Cash and cash equivalents			(1,420)	(1,613)
Less: Short-term investments			—	—
Total net debt			$9,919	$8,739

Ratio Calculations:
Gross debt/EBITDA			2.6x	2.2x
Net debt/EBITDA			2.3x	1.9x

Gross debt/Adjusted EBITDA			2.7x	2.0x
Net debt/Adjusted EBITDA			2.4x	1.7x
5 Excludes the amortization of debt issuance and debt discount expense of $11 million for the nine months ended July 3, 2021, $10 million for the nine months ended June 27, 2020, $14 million for the fiscal year ended October 3, 2020, and $15 million for the twelve months ended July 3, 2021 as it is included in interest expense.
6 Relates to a plant relocation from a government land expropriation and includes accelerated depreciation and team member related charges.
7 Legal contingency accruals included $545 million recognized as a reduction of Sales and $81 million recognized as an increase of Cost of Sales.
EBITDA is defined as net income before interest, income taxes, depreciation and amortization. Net debt to EBITDA (Adjusted EBITDA) represents the ratio of our debt, net of cash, cash equivalents and short-term investments, to EBITDA (and to Adjusted EBITDA). EBITDA, Adjusted EBITDA, net debt to EBITDA and net debt to Adjusted EBITDA are presented as supplemental financial measurements in the evaluation of our business. Adjusted EBITDA is a tool intended to assist our management and investors in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations on an ongoing basis.
We believe the presentation of these financial measures helps management and investors to assess our operating performance from period to period, including our ability to generate earnings sufficient to service our debt, enhances understanding of our financial performance and highlights operational trends. These measures are widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies; however, the measurements of EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) may not be comparable to those of other companies, which may limit their usefulness as comparative measures. EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) are not measures required by or calculated in accordance with GAAP and should not be considered as substitutes for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA (and Adjusted EBITDA) is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA (and Adjusted EBITDA) involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA (and Adjusted EBITDA). Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

TYSON FOODS, INC.
EPS Reconciliations
(In millions, except per share data)
(Unaudited)

	Third Quarter				Nine Months Ended
	Pretax Impact		EPS Impact		Pretax Impact		EPS Impact
	2021	2020	2021	2020 [1]	2021	2020	2021	2020 [1]

Reported net income per share attributable to Tyson (GAAP EPS)			$2.05	$1.44			$4.63	$3.85

Add: China plant relocation charge [6]	$4	$—	0.01	—	$23	$—	$0.05	$—

Add: Legal contingency accruals [7]	$306	$—	0.64	—	$626	$—	1.31	—

(Less)/Add: Beef production facility fire insurance proceeds, net of costs	$—	$(15)	—	(0.03)	$(6)	$1	(0.01)	—

Add: Restructuring and related charges	$—	$—	—	—	$—	$52	—	0.11

Less: Gain from pension plan terminations	$—	$(6)	—	(0.01)	$—	$(116)	—	(0.24)

Adjusted net income per share attributable to Tyson (Adjusted EPS)			$2.70	$1.40			$5.98	$3.72
Adjusted net income per share attributable to Tyson (Adjusted EPS) is presented as a supplementary measure of our financial performance that is not required by, or presented in accordance with, GAAP. We use Adjusted EPS as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe Adjusted EPS is meaningful to our investors to enhance their understanding of our financial performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS. Further, we believe that Adjusted EPS is a useful measure because it improves comparability of results of operations from period to period. Adjusted EPS should not be considered a substitute for net income per share attributable to Tyson or any other measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of Adjusted EPS may not be comparable to similarly titled measures reported by other companies.

TYSON FOODS, INC.
Operating Income (Loss) Reconciliation
(In millions)
(Unaudited)

Adjusted Operating Income (Loss)
(for the third quarter ended July 3, 2021)
	Beef	Pork	Chicken	Prepared Foods	International/Other	Total
Reported operating income (loss)	$1,120	$67	$(279)	$150	$4	$1,062
Add: Legal contingency accruals [7]	—	—	306	—	—	306
Add: China plant relocation charge [6]	—	—	—	—	4	4
Adjusted operating income	$1,120	$67	$27	$150	$8	$1,372

Adjusted Operating Income (Loss)[1]
(for the third quarter ended June 27, 2020)
	Beef	Pork	Chicken	Prepared Foods	International/Other	Total
Reported operating income (loss)	$649	$107	$(120)	$145	$(8)	$773
Less: Beef production facility fire insurance proceeds, net of costs	(15)	—	—	—	—	(15)
Adjusted operating income (loss)	$634	$107	$(120)	$145	$(8)	$758

Adjusted Operating Income (Loss)
(for the nine months ended July 3, 2021)
	Beef	Pork	Chicken	Prepared Foods	International/Other	Total
Reported operating income (loss)	$2,093	$250	$(489)	$633	$—	$2,487
Add: Legal contingency accruals [7]	—	—	626	—	—	626
Add: China plant relocation charge [6]	—	—	—	—	23	23
Adjusted operating income	$2,093	$250	$137	$633	$23	$3,136

Adjusted Operating Income (Loss)[1]
(for the nine months ended June 27, 2020)
	Beef	Pork	Chicken	Prepared Foods	International/Other	Total
Reported operating income	$1,114	$391	$36	$494	$11	$2,046
Add: Restructuring and related charges	5	2	21	22	2	52
Add: Beef production facility fire costs, net of insurance proceeds	1	—	—	—	—	1
Adjusted operating income	$1,120	$393	$57	$516	$13	$2,099
Adjusted operating income (loss) is presented as a supplementary measure of our operating performance that is not required by, or presented in accordance with, GAAP. We use adjusted operating income (loss) as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe adjusted operating income (loss) is meaningful to our investors to enhance their understanding of our operating performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report adjusted operating income (loss). Further, we believe that adjusted operating income (loss) is a useful measure because it improves comparability of results of operations from period to period. Adjusted operating income (loss) should not be considered as a substitute for operating income (loss) or any other measure of operating performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of adjusted operating income (loss) may not be comparable to similarly titled measures reported by other companies.

About Tyson Foods, Inc.
Tyson Foods, Inc. (NYSE: TSN) is one of the world’s largest food companies and a recognized leader in protein. Founded in 1935 by John W. Tyson and grown under three generations of family leadership, the Company has a broad portfolio of products and brands like Tyson®, Jimmy Dean®, Hillshire Farm®, Ball Park®, Wright®, Aidells®, ibp® and State Fair®. Tyson Foods innovates continually to make protein more sustainable, tailor food for everywhere it’s available and raise the world’s expectations for how much good food can do. Headquartered in Springdale, Arkansas, the Company had 139,000 team members at October 3, 2020. Through its Core Values, Tyson Foods strives to operate with integrity, create value for its shareholders, customers, communities and team members and serve as a steward of the animals, land and environment entrusted to it. Visit www.tysonfoods.com.
Conference Call Information and Other Selected Data
A conference call to discuss the Company's financial results will be held at 9 a.m. Eastern Monday, August 9, 2021. We encourage participants to pre-register for the conference call using the following link: https://dpregister.com/sreg/10158338/eabc7bb65e. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call has started. Those without internet access or who are unable to pre-register may dial-in by calling toll free 1-844-890-1795 or international toll 1-412-717-9589. To listen to the live webcast or to view the accompanying slides, go to the Company’s investor website at http://ir.tyson.com. The webcast also can be accessed by using the direct link: https://event.on24.com/wcc/r/3193884/288B45B5DAC500E5392D4F32F5634F3F. For those who cannot participate at the scheduled time, a replay of the live webcast and the accompanying slides will be available at http://ir.tyson.com until Wednesday, September 8, 2021. A telephone replay will also be available until Wednesday, September 8, 2021, toll free at 1-877-344-7529, international toll 1-412-317-0088 or Canada toll free 855-669-9658. The replay access code is 10158338. Financial information, such as this news release, as well as other supplemental data, can be accessed from the Company's web site at http://ir.tyson.com.
Forward-Looking Statements
Certain information in this report constitutes forward-looking statements as contemplated by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, current views and estimates of our outlook for fiscal 2021, other future economic circumstances, industry conditions in domestic and international markets, our performance and financial results (e.g., debt levels, return on invested capital, value-added product growth, capital expenditures, tax rates, access to foreign markets and dividend policy). These forward-looking statements are subject to a number of factors and uncertainties that could cause our actual results and experiences to differ materially from anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which are expressly qualified in their entirety by this cautionary statement and speak only as of the date made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) the COVID-19 global pandemic and associated responses thereto have had an adverse impact on our business and operations, and the extent that the COVID-19 pandemic continues to impact us will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the speed and effectiveness of vaccine and treatment developments and their deployment, and public adoption rates of COVID-19 vaccines and their effectiveness against emerging variants of COVID-19, including the Delta variant; (ii) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (iii) the effectiveness of our financial fitness program; (iv) the implementation of an enterprise resource planning system; (v) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vi) cyber incidents, security breaches or other disruptions of our information technology systems; (vii) risks associated with our failure to consummate favorable acquisition transactions or integrate certain acquisitions' operations; (viii) the Tyson Limited Partnership’s ability to exercise significant control over the Company; (ix) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (x) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (xi) outbreak of a livestock disease (such as African swine fever (ASF), avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (xii) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xiii) effectiveness of advertising and marketing programs; (xiv) significant marketing plan changes by large customers or loss of one or more large customers; (xv) our ability to leverage brand value propositions; (xvi) changes in availability and relative costs of labor and contract farmers and our ability to maintain good relationships with team members, labor unions, contract farmers and independent producers providing us livestock; (xvii) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (xviii) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xix) adverse results from litigation; (xx) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xxi) impairment in the carrying value of our goodwill or indefinite life intangible assets; (xxii) our participation in multiemployer pension plans; (xxiii) volatility in capital markets or interest rates; (xxiv) risks associated with our commodity purchasing activities; (xxv) the effect of, or changes in, general economic conditions; (xxvi) impacts on our operations caused by factors and forces beyond our control, such as natural disasters, fire, bioterrorism, pandemics or extreme weather; (xxvii) failure to maximize or assert our intellectual property rights; (xxviii) effects related to changes in tax rates, valuation of deferred tax assets and liabilities, or tax laws and their interpretation; (xxix) the effectiveness of our internal control over financial reporting, including identification of additional material weaknesses; and (xxx) the other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

Media Contact: Gary Mickelson, 479-290-6111 Investor Contact: Megan Britt, 479-236-4927	Source: Tyson Foods, Inc. Category: IR, Newsroom